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                                                               EXHIBIT 10(d)(ii)

                                CABOT CORPORATION

                         SUPPLEMENTAL CASH BALANCE PLAN

                                    PREAMBLE

         A supplemental pension program was authorized by a vote of the Board of Directors of Cabot Corporation (the "Corporation") on September 10, 1976. Pursuant to that vote, letter agreements were entered into between the Corporation and certain of the Corporation's executive officers.

         The Supplemental Cash Balance Plan (as herein amended and restated, and as the same may hereafter be amended, the "Supplemental CBP") was originally adopted pursuant to a vote of the Board of Directors of the Corporation on February 10, 1984, its purpose being to provide benefits to a designated group of managers who are highly compensated employees of the Corporation or its subsidiaries, supplemental to the benefits provided under the Corporation's tax-qualified pension program. The Corporation currently provides tax-qualified pension benefits through its Cash Balance Plan (together with predecessor programs, the "Cash Balance Plan"). The terms of the Supplemental CBP as amended and restated and set forth herein are effective as of January 1, 2002. Except as otherwise explicitly provided herein, the rights to benefits of persons (and their beneficiaries) who were participants in the Plan before January 1, 2002, and who are not employed by the Corporation or its subsidiaries on or after that date, will be determined in accordance with the provisions of the Plan as in effect from time to time prior to January 1, 2002.

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                                    SECTION 1

                                   Definitions

         When used herein, the words and phrases defined shall have the following meanings unless a different meaning is clearly required by the context. Terms used herein which are defined in Article 1 of the Cash Balance Plan shall have the meanings assigned to them in the Cash Balance Plan unless a different meaning is set forth below.

         1.1. "Beneficiary" means the individual(s) or entity(ies) entitled under Section 3.7 below to receive any benefits hereunder upon the death of a Supplemental CBP Participant.

         1.2. "Change in Control" has the same meaning as in the Cabot Cash Balance Plan.

         1.3. "Committee" means the Benefits Committee as defined in the Cash Balance Plan.

         1.4. "Retirement" means termination of employment with the Group following attainment of (i) age fifty-five (55) with at least ten years of Service, or (ii) age 65. An individual whose employment has terminated by reason of Retirement shall be treated as having "Retired."

         1.5. "Supplemental CBP Participant" has the meaning provided in Section 2 below.

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                                    SECTION 2

                                  Participation

         2.1. Participation. Any person who was a participant in the Cabot Corporation Supplemental CBP on January 1, 2002, will continue to participate in this Plan in accordance with its terms after such date. Each other individual who is a Participant in the Cash Balance Plan shall be eligible to participate in and accrue benefits under this plan for any calendar year if such individual satisfies either (a) or (b) below for such year:

         (a) This Section 2.1(a) is satisfied if such individual's base salary for any such year (as determined by the Committee), before reduction for deferrals, if any, under the Cabot Retirement Incentive Savings Plan, the Corporation's nonqualified Deferred Compensation Plan, or any salary deferral under Sections 125 and 132 of the Code, equals or exceeds the dollar limitation applicable to such year under Section 401(a) (17) of the Code.

         (b) This Section 2.1(b) is satisfied if such individual's Compensation for such year, reduced by deferrals, if any, under the Corporation's nonqualified Deferred Compensation Plan equals or exceeds the dollar limitation applicable to such year under Section 401(a)(17) of the Code.

         For purposes of Section 3(36) of ERISA, the Supplemental CBP shall be treated as two separate plans, one of which will be deemed to provide only benefits (if any) in excess of the limitations of Section 415 of the Code.

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                                    SECTION 3

                                    Benefits

3.1. Amount of Benefits. The amount of the benefit payable by the Corporation under this Supplemental CBP with respect to a Supplemental CBP Participant shall be: (i) the Accrued Benefit, if any, which would be payable with respect to such individual under the Cash Balance Plan (determined after applying the vesting schedule under the Cash Balance Plan and any special vesting applicable upon a Change in Control) if such Accrued Benefit were determined without regard to the limitations of Sections 401(a) (17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation unreduced (but only if Section 2.1(a) is satisfied) for any deferrals under the Corporation's nonqualified Deferred Compensation Plan reduced by (ii) the portion of the Accrued Benefit described in clause (i) above which is actuarially equivalent to any special additions credited to such individual's Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan, and further reduced by (iii) the benefit actually payable with respect to the Supplemental CBP Participant under the Cash Balance Plan.

         3.2. Form of Benefit Payments. The benefit payable to a Supplemental CBP Participant as determined under Section 3.1 hereunder shall be paid in the same form and commencing at the same time as the Supplemental CBP Participant's benefit under the Cash Balance Plan; provided, however, that in the discretion of the Committee the actuarial equivalent of the benefit hereunder, determined on the basis of actuarial assumptions chosen in accordance with Section 3.4 hereof, shall instead be paid in an immediate lump sum or on such other accelerated basis as the Committee may determine. The proviso in the preceding sentence shall apply, in the case of a Supplemental CBP Participant who Retires, dies, or becomes a Disabled Participant, only if the present value of the amount payable under Section 3.1 (determined on the basis of such actuarial assumptions) is less than $50,000. Notwithstanding the foregoing provisions of this Section, if the employment of a Supplemental CBP Participant shall be

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terminated without cause (as determined under Section 4.1 hereof) within the three-year period immediately following a Change in Control, payment of such Supplemental CBP Participant's benefit hereunder shall be made in a lump sum payment.

         3.3. Death Benefits. If a Supplemental CBP participant dies before his or her Benefit Commencement Date, the Corporation shall pay to the decedent's Beneficiary a benefit equal to (i) the actuarial equivalent (determined on the basis of actuarial assumptions chosen in accordance with Section 3.4 hereof) of the death benefit that would be payable under the Cash Balance Plan if such benefit were determined without regard to the limitations of Sections 401(a)
(17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation unreduced (but only if Section 2.1(a) is satisfied) for any deferrals under the Corporation's nonqualified Deferred Compensation Plan reduced by (ii) the portion of the death benefit described in clause (i) above which is actuarially equivalent to any special additions credited to such decedent's Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan, and further reduced by (iii) the death benefit actually payable under the Cash Balance Plan. No death benefit shall be payable if the Supplemental CBP participant dies after his or her Benefit Commencement Date, except to the extent the form of payment applicable with respect to the Supplemental CBP participant under Section 3.2 provided for payments to a survivor.

         3.4. Actuarial Equivalency, Etc.. Benefits payable hereunder shall be actuarially adjusted to carry out the purposes of this Supplemental CBP, which is intended (i) to offset reductions in the value of benefits under the Cash Balance Plan attributable to (A) the limitations of Sections 401(a) (17) and 415 of the Code and (B) reductions in Compensation caused by deferrals under the Corporation's nonqualified Deferred Compensation Plan, and (ii) to ensure that the different ways in which the aggregate benefit hereunder and under the Cash Balance Plan may be paid are of substantially equivalent value. The actuarial assumptions used in determining actuarial equivalency hereunder shall be determined from time to time by the Committee and may, but need not, be the same as those used to determine actuarial equivalency

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under the Cash Balance Plan; provided, that upon and following a Change in
Control, the actuarial assumptions used for purposes of this Supplemental CBP shall not be less favorable to Supplemental CBP Participants or their Beneficiaries than those last specified by the Committee prior to the Change in Control, or to the extent none was so specified, than those applicable under the Cash Balance Plan.

         3.5. Time of Benefit Payments. Benefits due under Section 3.1 above shall be paid commencing as soon as practicable after the Supplemental CBP Participant's Benefit Commencement Date. Survivor benefits due under Section 3.2 above shall be paid commencing as soon as practicable following the receipt by the Employer of notice of the Supplemental CBP Participant's death.

         3.6. Benefits Unfunded. This Supplemental CBP shall not be construed to create a trust of any kind or a fiduciary relationship between any Employer and a Supplemental CBP Participant. Neither Supplemental CBP Participants nor their Beneficiaries, nor any other person, shall have any rights against any Employer or its assets in respect of any benefits hereunder, other than rights as general creditors. Nothing in this Section 3.6, however, shall preclude an Employer from establishing and funding a trust for the purpose of paying benefits hereunder, if such trust's assets are subject to the claims of the Employer's general creditors in the event of the Employer's bankruptcy or insolvency.

         3.7. Designation of Beneficiary. A Supplemental CBP Participant may designate, in writing, one or more Beneficiaries under this Supplemental CBP who may be the same as or different from those named in the Cash Balance Plan to receive benefits, if any, payable upon the Supplemental CBP Participant's death; provided, that in the case of a Supplemental CBP Participant who is married at the time of death, the Supplemental CBP Participant's surviving spouse shall be treated as the sole Beneficiary unless he or she has consented (in accordance with procedures similar to those in the Cash Balance Plan relating to spousal consent) to the designation of one or more other Beneficiaries. In the absence of any Beneficiary so designated, benefits payable following death shall be paid to the Supplemental CBP participant's surviving spouse, if any; if none (and if a death benefit is nevertheless payable under Section 3.3 above), to

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such. person or persons (including the decedent's estate) as are designated to receive any benefits remaining to be paid under the Cash Balance Plan; or if none of the foregoing, to such person or persons as shall be designated by the Committee.

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                                    SECTION 4

                               Certain Forfeitures

         4.1. Forfeiture of Supplemental Benefits. Notwithstanding anything to the contrary in this Supplemental CBP, benefits payable hereunder shall be forfeited by the Supplemental CBP Participant if the Supplemental CBP Participant's termination of employment was requested by an Employer and the termination was determined by the Committee to be for "cause." For purposes of this Supplemental CBP, "cause" shall mean any action or failure to act by the Supplemental CBP Participant which the Committee in its sole discretion determines to have constituted negligence or misconduct in the performance of the Supplemental CBP Participant's duty to his or her Employer. Notwithstanding the foregoing provisions of this Section 4.1, in respect of any termination of a Supplemental CBP Participant's employment requested by such Employer within the three-year period immediately following a Change in Control, "cause" shall mean only (i) the willful and continued failure by the Supplemental CBP Participant to perform substantially his or her duties with the Employer, after a written demand for substantial performance is delivered to the Supplemental CBP Participant by the Employer which demand specifies the manner in which the Employer believes that the Supplemental CBP Participant has not substantially performed the Supplemental CBP Participant's duties, or (ii) the willful engaging by the Supplemental CBP Participant in conduct which is demonstrably and materially injurious to the Employer, monetarily or otherwise. For purposes of clauses (i) and (ii) of the preceding sentence, no act, or failure to act, on the Supplemental CBP Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Supplemental CBP Participant not in good faith and without reasonable belief that the Supplemental CBP Participant's act or failure to act was in the best interest of the Employer.

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                                    SECTION 5

                                 Administration

         5.1. Duties of Committee. This Supplemental CBP shall be administered by the Committee in accordance with its terms and purposes. The Committee shall determine, in accordance with Section 3 hereunder, the amount and manner of payment of the benefits due to or on behalf of each Supplemental CBP Participant from this Supplemental CBP and shall cause them to be paid by the Corporation accordingly. The Committee may delegate its powers, duties and responsibilities to one or more individuals (including in the discretion of the Committee employees of one or more Employers) or one or more committees of such individuals.

         5.2. Finality of Decision. The decisions made, and the actions taken, by the Committee in the administration of this Supplemental CBP shall be final and conclusive with respect to all persons, and neither the Committee nor individual members thereof, nor its or their delegates hereunder, shall be subject to individual liability with respect to this Supplemental CBP.

         5.3. Benefit Claims; Appeal and Review.

         (a) If any person believes that he or she is being denied any rights or benefits under this Supplemental CBP, such person may file a claim in writing with the Committee or its designee. If any such claim is denied, the Committee or its designee will notify such person of its decision in writing. Such notification shall be written in a manner calculated to be understood by such person and will contain (i) specific reasons for denial, (ii) specific reference to pertinent plan provisions, (iii) a description of any additional material or information necessary for such person to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the person wishes to submit a request for review. Such notification will be given within 90 days after the claim is received by the Committee or its designee (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such person within the initial 90-day period). If such notification is not given within

                                       9
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such period, the claim will be considered denied as of the last day of such period and such person may request a review of his or her claim by the Committee.

         (b) Within 60 days after the date on which a person receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such person (or his or her duly authorized representative) may (i) file a written request with the Committee for a review of his or her denied claim and of pertinent documents and
(ii) submit written issues and comments to the Committee. The Committee will notify such person of its decision in writing. Such notification will be written in a manner calculated to be understood by such person and will contain specific reasons for the decision as well as specific references to pertinent plan provisions. The decision on review will be made within 60 days after the request for review is received by the Committee (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Committee to hold a hearing, and if written notice of such extension and circumstances is given to. such person within the initial 60-day period). If the decision on review is not made within such period, the claim will be considered denied.

                                       10
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                                    SECTION 6

                            Amendment and Termination

         6.1. Amendment and Termination. While the Corporation intends to maintain this Supplemental CBP in conjunction with the Cash Balance Plan for as long as it deems necessary, the Board of Directors reserves the right to amend and/or terminate it at any time for whatever reasons it may deem appropriate; provided, that no such amendment shall reduce the benefit amount that a Supplemental CBP Participant would be entitled to receive hereunder if he or she were deemed to have terminated employment (other than by reason of death) immediately prior to the date of such amendment, unless the Supplemental CBP Participant consents to such reduction. For clarification, a Supplemental CBP Participant's benefit under this Plan may fluctuate, up and down, due to increases and decreases in the Participant's Accrued Benefit under the Cash Balance Plan as a result of increases or decreases to the limits under Sections 401(a)(17) and 415 of the Code. Such fluctuations are not "amendments" for purposes of the immediately preceding sentence.

         Notwithstanding any other provision hereunder, during the three-year period immediately following a Change in Control, this Supplemental CBP may not be terminated, altered or amended in a way that would decrease future accrual of, eligibility for, or entitlement to, a benefit hereunder. This Section 6.1 may not be altered or amended during that same three year period in any way except with the prior written consent of all of the then Supplemental CBP Participants.

                                       11
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                                    SECTION 7

                                  Miscellaneous

         7.1. No Employment Rights. Nothing contained in this Supplemental CBP shall be construed as a contract of employment between any Employer and a Supplemental CBP Participant, or as giving any Supplemental CBP Participant the right to be continued in the employment of an Employer, or as a limitation of the right of an Employer to discharge any Supplemental CBP Participant, with or without cause.

         7.2. Assignment. Subject to the provisions of this Supplemental CBP relating to payment of benefits upon the death of a Supplemental CBP Participant, the benefits payable under this Supplemental CBP may not be assigned, alienated, transferred, pledged, or encumbered.

         7.3. Withholding, Etc. Benefits payable under this Supplemental CBP shall be subject to all applicable federal, state or other tax withholding requirements. To the extent any amount credited or accrued hereunder for the benefit of a Supplemental CBP Participant's benefit is treated as "wages" for FICA/Medicare or FUTA tax purposes on a current basis (or when vested) rather than when distributed, all as determined by the Committee, then the Committee shall require that the Supplemental CBP Participant either (i) timely pay such taxes in cash by separate check to his or her Employer, or (ii) make other arrangements satisfactory to such Employer (e.g., additional withholding from other wage payments) for the payment of such taxes. To the extent a Supplemental CBP Participant fails to pay or provide for such taxes as required, the Committee may suspend the Supplemental CBP Participant's participation in the Supplemental CBP or reduce benefits accrued hereunder.

         7.4. Distribution of Taxable Amounts. Anything in the Plan to the contrary notwithstanding, in the event any Supplemental CBP Participant or Beneficiary is determined to be subject to federal income tax on any benefit accrued under the Plan prior to the time payment is otherwise due hereunder, the portion of the accrued benefit determined to be so taxable shall be paid to such Participant or Beneficiary as soon as practicable following such determination.

The Committee's determination of the amount to be distributed shall be binding and conclusive. Such accrued benefit shall be determined to be subject to federal income tax upon the earlier of:

         (a) determination by the Internal Revenue Service addressed to the Supplemental CBP Participant or Beneficiary which is not appealed; or

         (b) a final determination by the United States Tax Court or any other Federal Court affirming any such determination by the Internal Revenue Service that amounts credited to a Supplemental CBP Participant's Account are subject to federal income tax.

         7.5. No Guarantee of Benefits. Nothing contained in the Plan shall constitute a guarantee by the Corporation, Affiliated Employer, the Committee, or any other person or entity that the assets of the Corporation of Affiliated Employers will be sufficient to pay any benefits hereunder. No Supplemental CBP Participant shall have any right to receive a benefit payment under the Plan except in accordance with the terms of the Plan.

         In no event shall the employees, officers, directors, or stockholders of the Corporation of Affiliated Employers be liable to any individual or entity on account of any claim arising by reason of the Plan provisions or any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other individual or entity to be entitled to any particular tax consequences with respect to the Plan or any credit or payment hereunder.

         7.6. Incapacity of Recipient. If any person entitled to a benefit payment under the Plan is deemed by the Administrator to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Corporation and Affiliated Employers and the Plan therefor.

         7.7. Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, neither the Corporation nor Affiliated Employers, nor any individual acting as employee or agent of the foregoing, nor the Committee shall be liable to any Supplemental CBP

                                       13
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Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

         7.8. Provisions to Facilitate Plan Operations. If it is impossible or difficult to ascertain the person to receive any benefit under the Plan, the Committee may, in its discretion and subject to applicable law, direct payment to the person it deems appropriate consistent with the Plan's purposes; or retain such amounts in the Plan for payment to a court pending judicial determination of the rights thereto. Any payment under this Section 7.8 shall be a complete discharge of any liability for the making of such payment under the provisions of the Plan.

         7.9. Correction of Payment Mistakes. Any mistake in the payment of a Supplemental CBP Participant's benefits under the Plan may be corrected by the Committee when the mistake is discovered. The mistake may be corrected in any reasonable manner authorized by the Committee (e.g., adjustment in the amount of future benefit payments, repayment to the Plan of an overpayment, or catch-up payment to a Participant for an underpayment). In appropriate circumstances (e.g., where a mistake is not timely discovered), the Committee may waive the making of any correction. A Supplemental Plan Participant or Beneficiary receiving an overpayment by mistake shall repay the overpayment if requested to do so by the Committee.

         7.10. Schedules. The Committee may by Schedule modify the benefits available hereunder to one or more specified individuals. The provisions of each such Schedule shall, with respect to the individual or individuals thereby affected, be deemed a part of the Supplemental CBP and shall be incorporated herein.

         7.11. Law Applicable. This Supplemental CBP shall be construed in accordance with the laws of the Commonwealth of Massachusetts.

         IN WITNESS WHEREOF, this instrument is executed this 11th day of December, 2002.

                                CABOT CORPORATION

                                By: /s/ Robby D. Sisco
                                    ------------------

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                                   SCHEDULE A

         Effective May 13, 1994, the Board of Directors deemed it advisable to provide certain additional benefits to one or more Supplemental CBP Participants. Pursuant to such action of the Board, and in accordance with
Section 7.10 of the Plan, the foregoing terms of this Supplemental Cash Balance Plan are modified as follows:

         1. "Schedule A Participant" shall mean Kennett F. Burnes.

         2. Amount of Benefit. The following shall be substituted for Sections
3.1 and 3.3 of the Plan for the Schedule A Participant:

         "3.1. Amount of Benefits. The amount of the benefit payable by the Corporation under this Supplemental CBP with respect to a Supplemental CBP Participant shall be an amount calculated as follows:

         (a) Determine the Accrued Benefit, if any, which would be payable with respect to such individual under the Cash Balance Plan (determined after applying the vesting schedule under the Cash Balance Plan and any special vesting applicable upon a Change in Control) if such Accrued Benefit were determined without regard to the limitations of Sections 401(a) (17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation unreduced (but only if Section 2.1(a) of the Plan is satisfied) for any deferrals under the Corporation's nonqualified Deferred Compensation Plan.

         (b) Multiple the result in subsection (a) by two (2).

         (c) Reduce the result in subsection (b) above by the portion of the Accrued Benefit described in subsection (a) above which is actuarially equivalent to any special additions credited to such individual's Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan,.

         (d) Further reduce the result in subsection (b) above by the benefit actually payable with respect to the Supplemental CBP Participant under the Cash Balance Plan."

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         ...

         "3.3. Death Benefits. If a Supplemental CBP participant dies before his or her Benefit Commencement Date, the Corporation shall pay to the decedent's Beneficiary a benefit calculated as follows:

         (a) Determine the actuarial equivalent (determined on the basis of actuarial assumptions chosen in accordance with Section 3.4 hereof) of the death benefit that would be payable under the Cash Balance Plan if such benefit were determined without regard to the limitations of Sections 401(a) (17) and 415 of the Code (and the corresponding limitations under the Cash Balance Plan) and based on Compensation unreduced (but only if Section 2.1(a) of the Plan is satisfied) for any deferrals under the Corporation's nonqualified Deferred Compensation Plan.

         (b) Multiple the result in subsection (a) by two (2).

         (c) Reduce the result in subsection (b) by the portion of the death benefit described in subsection (a) above which is actuarially equivalent to any special additions credited to such decedent's Cash Balance Plan Account (and interest credits on such special additions) in accordance with the provisions of Appendix H, Appendix I, and similar Appendices of the Cash Balance Plan.

         (d) Further reduce the result in subsection (b) by the death benefit actually payable under the Cash Balance Plan.

         No death benefit shall be payable if the Supplemental CBP participant dies after his or her Benefit Commencement Date, except to the extent the form of payment applicable with respect to the Supplemental CBP participant under
Section 3.2 provided for payments to a survivor."

                                       16